TRICCAR, Inc. 8-K

EXHIBIT 10.1

REORGANIZATION AND STOCK PURCHASE AGREEMENT

This REORGANIZATION AND STOCK PURCHASE AGREEMENT dated as of December 12, 2019 (this "Agreement") is by and among Frontier Oilfield Services, Inc. (“Frontier”), TRICCAR Holdings, Inc. (“TRICCAR”) and shareholders of Frontier (“Frontier Shareholders”).

RECITALS

WHEREAS, designees of TRICCAR desire to acquire directly or indirectly a controlling interest in the equity of Frontier through the acquisition of 80,000,000 shares of Frontier common stock (the “Frontier Shares”); and

NOW, THEREFORE, the Board of Directors of Frontier and the Board of Directors of TRICCAR deem it advisable and in the best interests of their corporations and the respective equity holders that TRICCAR acquire the Frontier Shares, in accordance with the terms and conditions of this Reorganization and Stock Purchase Agreement.

1.	Pre-Closing Actions of Frontier. Immediately upon execution of this Agreement and prior to any Closing as set forth herein, Frontier shall undertake the following actions:

(a)	Frontier shall have completed a reincorporation from Texas to the State of Nevada (the “Reincorporation”). Pursuant to the Reincorporation, Frontier shall merge with and into a Nevada Corporation to be formed and named TRICCAR, Inc., which shall have authorized capital consisting of 400,000,000 shares of common stock consisting of 372,500,000 shares Class A shares with 1:1 voting rights and 27,500,000 Class B shares with 20:1 voting rights, and 50,000,000 shares of preferred stock.

(b)	The Board of Directors of Frontier (as reincorporated in Nevada) shall unanimously approve and deliver to Cutler Law Group (the "Escrow Agent") in escrow (the "Escrow"), pursuant to the terms of the Escrow Agreement attached hereto as Exhibit A, notarized board and shareholder resolutions (as required) with respect to (a) approving all of the transactions set forth herein; (b) directing the size of the Board of Directors to be seven members; and (c) electing William M. Townsend, Katrina Yao, Frank Federer, Steve Hayden and a designee of Newt Dorsett to the board of directors of Frontier (the “Resolutions”) and two to remain open until such time as required.

(c)	Frontier shall deliver to Escrow 80,000,000 shares of Frontier Common Stock (the "Escrowed Frontier Shares").

(d)	Frontier shall deliver to Escrow notarized resignations as officers and directors of all prior officers and directors.

(e)	Frontier shall use its reasonable best efforts to prepare and complete the documents necessary to be filed with local, state and federal authorities to consummate the transactions contemplated hereby.

2.	Pre-Closing Actions of TRICCAR. Immediately upon execution of this Agreement and prior to the Closing as set forth herein, TRICCAR shall undertake the following actions:

(a)	TRICCAR shall deliver to Escrow the common stock shares, preferred stock shares, or other securities that represent 100% of the equity of TRICCAR such that at Closing, TRICCAR shall become a wholly-owned subsidiary of Frontier (the “TRICCAR Escrowed Shares”).

3.	Conditions to Closing.

The parties' obligation to close the proposed Acquisition will be subject to specified conditions precedent including, but not limited to, the following:

(a)	the representations and warranties of Frontier as set forth in Section 7 herein shall remain true and correct as of the Closing Date and no material adverse change to the financial condition of Frontier shall have occurred;

(b)	the representations and warranties of TRICCAR as set forth in Section 8 herein shall remain true and correct as of the Closing Date and no material adverse change in the business or financial condition of TRICCAR shall have occurred;

(c)	all the documents necessary to be filed with local, state and federal authorities are prepared, and to the extent applicable, filed.

(d)	Frontier shall have provided the Frontier Board Resolutions and any other documents or approval required to complete the transactions contemplated hereby and in the Frontier Board Resolutions;

(e)	Frontier shall retain its good standing as a publicly traded company under the Securities Exchange Act of 1934, trading on OTC Pink Market maintained by OTC Markets Group under the symbol "FOSI";

4.	At the Closing.

(a)	At the Closing, Cutler Law Group shall release from escrow to TRICCAR the Frontier Board and Shareholder Resolutions and the Resignations from Frontier.

(b)	At the Closing, Cutler Law Group shall release the Escrowed Frontier Shares to Frontier Exchange.

(c)	At the Closing, Cutler Law Group shall release the Escrowed TRICCAR Shares to Frontier.

5.	Timing of Closing. The closing of the transactions contemplated by this Agreement ((the " Closing") shall occur upon the satisfaction of the conditions set forth in this Agreement and upon instructions from the parties hereto to the Escrow Agent. The closing date shall occur on or before December 31, 2019 in the event such conditions are met, which would be extended to not later than February 28, 2020 upon agreement of the parties. Unless otherwise advised in writing by the parties, in the event the Closing does not occur on or before February 28, 2020, (i) the Escrow Agent shall return the Escrowed Frontier Shares, the Resignations and the Frontier Board Resolutions to Frontier and/or the Frontier Shareholder; and (ii) the Escrow Agent shall return the TRICCAR Escrowed Shares to TRICCAR.

6.	Post Closing Obligation. Subsequent to closing TRICCAR shall deliver a total of $250,000 in cash to designees of Frontier. Such cash shall be payable in immediately available funds due 10 business days after completion of TRICCAR’s proposed Series B investment round.

7.	Representations of Frontier. Frontier represents and warrants as follows:

(a)	Ownership of Shares. As of the Closing Date, shareholders of TRICCAR will become the owner of the Escrowed Frontier Shares. The Escrowed Frontier Shares will be free from claims, liens or other encumbrances, except as provided under applicable federal and state securities laws;

(b)	Fully paid and Nonassessable. The Escrowed Frontier Shares constitute duly and validly issued securities of Frontier, and are fully paid and nonassessable, and Frontier further represents that it has the power and the authority to execute this Agreement and to perform the obligations contemplated hereby;

(c)	Organization of Frontier; Authorization. Frontier is a corporation duly organized, validly existing and in good standing under the laws of Texas (which shall pursuant hereto be reincorporated in Nevada) with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of Frontier and this Agreement constitutes a valid and binding obligation of Frontier enforceable against it in accordance with its terms. Frontier has no subsidiaries.

(d)	Capitalization. Upon completion of the reincorporation to Nevada, the authorized capital stock of Frontier consists of 450,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of Preferred Stock, par value $0.001 per share. As of the Closing Date, Frontier will have a total of no more than 20,000,000 shares of common stock issued and outstanding. No other securities are issued or outstanding. As of the Closing Date, all of the issued and outstanding shares of common stock of Frontier are validly issued, fully paid and non-assessable. There is not and as of the Closing Date, there will not be outstanding any warrants, options or other agreements on the part of Frontier obligating Frontier to issue any additional shares of common or preferred stock or any of its securities of any kind. Frontier will not issue any shares of capital stock from the date of this Agreement through the Closing Date. The Common Stock of Frontier is presently trading on OTCQB Market maintained by OTC Markets Group under the symbol "FOSI". The Common Stock of Frontier is not subject to any restriction on deposit, transfer or any other services pursuant to a “chill” by the Depository Trust Company.

(e)	Ownership of Frontier Shares. The delivery by Escrow at Closing of certificates or other evidence of ownership provided herein for the Escrowed Frontier Shares will result in the immediate acquisition of record and beneficial ownership of the Escrowed Frontier Shares, free and clear of all encumbrances.

(e)	No Conflict as to Frontier. Neither the execution and delivery of this Agreement nor the consummation of the exchange of the Frontier Shares will (a) violate any provision of the certificate of incorporation or by-laws (or other governing instrument) of Frontier or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any encumbrance upon any property or assets of Frontier under, any material agreement or commitment to which Frontier is a party or by which its property or assets is bound, or to which any of the property or assets of Frontier is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of Governmental Body applicable to Frontier except, in the case of violations, conflicts, defaults, terminations, accelerations or encumbrances described in clause (b) of this Section for such matters which are not likely to have a material adverse effect on the business or financial condition of Frontier. The term "Governmental Body" shall mean any government, municipality or political subdivision thereof, whether federal, state, local or foreign, or any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or any court, arbitrator, administrative tribunal or public utility.

(g)	Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body or quasi-governmental body is required to be made or obtained by Frontier in connection with the execution, delivery and performance of this Agreement by Frontier or the consummation of the sale of the Escrowed Frontier Securities.

(h)	Other Consents. No consent of any Person is required to be obtained by Frontier to the execution, delivery and performance of this Agreement or the consummation of the sale of the Escrowed Frontier Securities, including, but not limited to, consents from parties to leases or other agreements or commitments.

(i)	Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any Governmental body pending or threatened in writing against or involving Frontier, any of its officers or directors, or which questions or challenges the validity of this Agreement. There are no pending or threatened disputes with any prior officer or director of Frontier. Frontier is not subject to any judgment, order or decree that is likely to have a material adverse effect on the business or financial condition of Frontier.

(j)	Absence of Certain Changes. From June 30, 2019, to the date hereof, Frontier has not:

1.	suffered damage or destruction of any of its properties or assets (whether or not covered by insurance) which is materially adverse to the financial condition of Frontier, or made any disposition of any of its material properties or assets other than in the ordinary course of business;

2.	made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments, except as contemplated hereby or required to effect the transactions set forth herein;

3.	organized any new subsidiary or acquired any securities of any Person or any equity or ownership interest in any business;

4.	borrowed any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money;

5.	paid, discharged or satisfied any material claim, liability or obligation (absolute, accrued, contingent or otherwise);

6.	prepaid any material obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

7.	cancelled any material debts or waived any material claims or rights;

8.	written off or been required to write off any notes or accounts receivable;

9.	with the exception of the liability of Frontier’s transfer agent (which does not exceed $3,000), incurred any liability (in excess of $3,000.00) or other obligation.

(k)	Contracts and Commitments. Frontier is not a party to any:

1.	Contract or agreement (except for this Agreement) involving any liability, obligation or covenant on the part of Frontier except with respect to its transfer agent.

2.	Lease of personal property;

3.	Employee bonus, stock option or stock purchase, performance unit, profit-sharing, pension, savings, retirement, health, deferred or incentive compensation, insurance or other material employee benefit plan (as defined in Section 2(3) of ERISA) or program for any of the employees, former employees or retired employees of Frontier;

4.	Commitment, contract or agreement that is currently expected by the management of Frontier to result in any material loss upon completion or performance thereof;

5.	Contract, agreement or commitment with any officer, employee, agent, consultant, advisor, salesman, sales representative, value added reseller, distributor or dealer; or

6.	Employment agreement or other similar agreement.

(l)	Compliance with Law. The operations of Frontier have been conducted in accordance with all applicable laws and regulations of all Governmental Bodies having jurisdiction over them, except for violations thereof which are not likely to have a material adverse effect on the business or financial condition of Frontier. Frontier has not received any notification of any asserted present or past failure by it to comply with any such applicable laws or regulations. Frontier has all material licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of its business, issued or in process, and is not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened.

(m)	Tax Matters.

1.	Frontier (1) has filed or shall file prior to Closing all nonconsolidated and noncombined Tax Returns and all consolidated or combined Tax Returns of Frontier (for the purposes of this Section, such tax Returns shall be considered nonconsolidated and noncombined Tax Returns) required to be filed through the date hereof and has paid any Tax due through December 31, 2018 with respect to the time periods covered by such nonconsolidated and noncombined Tax Returns and shall timely pay any such Taxes required to be paid by it after the date hereof with respect to such Tax Returns and (2) shall prepare and timely file all such nonconsolidated and noncombined Tax Returns required to be filed after the date hereof and through the Closing Date and pay all Taxes required to be paid by it with respect to the periods covered by such Tax Returns; (B) all such Tax Returns filed pursuant to clause (A) after the date hereof shall, in each case, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with such Tax Return most recently filed in the relevant jurisdiction prior to the date hereof, except as otherwise required by law or regulation. Any such Tax Return filed or required to be filed after the date hereof shall not reflect any new elections or the adoption of any new accounting methods or conventions or other similar items, except to the extent such particular reflection or adoption is required to comply with any law or regulation. "Affiliate" of any person means any other person directly or indirectly through one or more intermediary persons, controlling, controlled by or under common control with such person. "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean: (i)(A) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to real property and water and sewer rents relating thereto), together with; (B) any interest and any penalty, addition to tax or additional amount imposed by any Governmental Body (domestic or foreign) (a "Tax Authority") responsible for the imposition of any such tax and interest on such penalties, additions to tax, fines or additional amounts, in each case, with respect to any party hereto, its business or assets (or the transfer thereof); (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of a party hereto being a member of an affiliated or combined group with any other person at any time on or prior to the date of Closing; and (iii) any liability of a party hereto for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of a contractual obligation to indemnify any other person. "Tax Return" shall mean any return or report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to any Tax Authority.

2.	Frontier represents that prior to Closing, all consolidated or combined Tax Returns (except those described in subparagraph (1) above) required to be filed by any person through December 31, 2018 that are required or permitted to include the income, or reflect the activities, operations and transactions, of Frontier for any taxable period shall have been timely filed, and the income, activities, operations and transactions of Frontier shall have been properly included and reflected thereon. Frontier shall prepare and file, or cause to be prepared and filed, all such consolidated or combined Tax Returns that are required or permitted to include the income, or reflect the activities, operations and transactions, of Frontier, with respect to any taxable year or the portion thereof ending on or prior to the Closing Date, including, without limitation, Frontier’s consolidated federal income tax return for such taxable years. All Tax Returns filed pursuant to this subparagraph (2) after the date hereof shall, in each case, to the extent that such Tax Returns specifically relate to Frontier and do not generally relate to matters affecting other members of Frontier’s consolidated group, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with the Tax Return most recently filed in the relevant jurisdictions prior to the date hereof, except as otherwise required by law or regulation. Frontier has paid or will pay all Taxes that may now or hereafter be due with respect to the taxable periods covered by such consolidated or combined Tax Returns.

3.	There is no (nor has there been any request for an) agreement, waiver or consent providing for an extension of time with respect to the assessment of any Taxes attributable to Frontier, or its assets or operations and no power of attorney granted by Frontier with respect to any Tax matter is currently in force.

4.	There is no action, suit, proceeding, investigation, audit, claim, demand, deficiency or additional assessment in progress, pending or threatened against or with respect to any Tax attributable to Frontier or its assets or operations.

5.	All amounts required to be withheld as of the Closing Date for Taxes or otherwise have been withheld and paid when due to the appropriate agency or authority.

(n)	Borrowing and Guarantees. Frontier is currently completing reorganization and elimination of debt which appears on its current financial statements. Except for not more than $5,000 in current accounts payable, at the Closing, that will be paid by Frontier at closing, Frontier (a) will not have any indebtedness for borrowed money, (b) are not lending or committed to lend any money (except for advances to employees in the ordinary course of business), and (c) are not guarantors or sureties with respect to the obligations of any Person.

(o)	Environmental Matters.

1.	At all times prior to the date hereof, Frontier has complied in all material respects with applicable environmental laws, orders, regulations, rules and ordinances, the violation of which would have a material adverse effect on the business or financial condition of Frontier, or which would require a payment by Frontier in excess of $2,000 in the aggregate, and which have been duly adopted, imposed or promulgated by any legislative, executive, administrative or judicial body or officer of any Governmental Body.

2.	The environmental licenses, permits and authorizations that are material to the operations of Frontier and its Subsidiary, taken as a whole, are in full force and effect.

(p)	Disclosure. Neither this Agreement, the Schedules hereto nor any of the Transaction Documents contain any untrue statement of a material fact with respect to Frontier, or omit to state a material fact necessary in order to make the statements contained herein or therein with respect to Frontier, not misleading. Frontier has no knowledge of any events, transactions or other facts which, either individually or in the aggregate, may give rise to circumstances or conditions which would have a material adverse effect on the general affairs or the condition of business of Frontier. “Transaction Documents” shall mean, collectively, this Agreement, and each of the other agreements and instruments to be executed and delivered by all or some of the parties hereto in connection with the consummation of the transactions contemplated hereby.

(q)	Financial Statements. Frontier represents that the periodic filings of Frontier with the United States Securities and Exchange Commission are current, complete and accurate in all material respects. The financial statements of Frontier through the date of this Agreement attached hereto as Exhibit A, were prepared in accordance with generally accepted accounting principles, consistently applied, and represent fairly the financial condition, assets and revenues of Frontier as of the date thereof.

8.	Representations of TRICCAR. TRICCAR for their respective rights and interests represent and warrant as follows:

(a)	Authorization. The execution, delivery and performance of this Agreement have been duly authorized by TRICCAR and this Agreement constitutes a valid and binding obligation; enforceable against in accordance with its terms.

(b)	No Conflict as to TRICCAR and any Subsidiaries. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (a) violate any provision of the organizational documents of TRICCAR or (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, any material agreement or commitment to which TRICCAR is a party, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to TRICCAR except, in the case of violations, conflicts, defaults, terminations, accelerations or Encumbrances described in clause (b) of this Section for such matters which are not likely to have a material adverse effect on the business or financial condition of TRICCAR.

(c)	Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by TRICCAR in connection with the execution, delivery and performance of this Agreement by TRICCAR or the consummation of the transactions contemplated herein.

(d)	Other Consents. No consent of any Person is required to be obtained by TRICCAR to the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated herein, including, but not limited to, consents from parties to leases or other agreements or commitments, except for any consent which the failure to obtain would not be likely to have a material adverse effect on the business and financial condition of TRICCAR.

(e)	Financial Statements. The financial statements of TRICCAR attached hereto as Exhibit B, were prepared in accordance with generally accepted accounting principles, consistently applied, and represent fairly the financial condition, assets and revenues of TRICCAR as of the date thereof.

9.	Survival of Representations.

(a)	Survival of Frontier Representations, Warranties and Covenants. Notwithstanding any right of TRICCAR fully to investigate the affairs of Frontier, and notwithstanding any knowledge of facts determined or determinable by TRICCAR pursuant to such investigation or right of investigation, TRICCAR has the right to rely fully upon the representations, warranties, covenants and agreements of Frontier contained in this Agreement, or listed or disclosed on any Schedule hereto or in any instrument delivered in connection with or pursuant to any of the foregoing. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder.

(b)	Survival of TRICCAR Representations, Warranties and Covenants. Notwithstanding any right of Frontier fully to investigate the affairs of TRICCAR, and notwithstanding any knowledge of facts determined or determinable by Frontier pursuant to such investigation or right of investigation, Frontier has the right to rely fully upon the representations, warranties, covenants and agreements of TRICCAR contained in this Agreement, or listed or disclosed on any Schedule hereto or in any instrument delivered in connection with or pursuant to any of the foregoing. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder.

10.	Due Diligence. Frontier agrees to cooperate with the TRICCAR’s due diligence investigation of its business and to provide TRICCAR and its representatives with prompt and reasonable access to key employees and to books, records, contracts and other information pertaining to the business of Frontier (the "Due Diligence Information").

11.	Confidentiality; Non-competition. TRICCAR will use the Due Diligence Information solely for the purpose of TRICCAR’s due diligence investigation of the business of Frontier, and unless and until the parties consummate transactions contemplated hereby, TRICCAR, its affiliates, directors, officers, employees, advisors, and agents (TRICCAR’s "Representatives") will keep the Due Diligence Information strictly confidential. TRICCAR will disclose the Due Diligence Information only to those Representatives of TRICCAR who need to know such information for the purpose of consummating the transactions contemplated hereby. TRICCAR agrees to be responsible for any breach of this paragraph 11 by any of the TRICCAR’s Representatives. In the event the transactions contemplated hereby are not consummated, TRICCAR will return to Frontier any materials containing Due Diligence Information, or will certify in writing that all such materials or copies of such materials have been destroyed. TRICCAR also will not use any Due Diligence Information to compete with Frontier in the event that the acquisition is not consummated. The provisions of this paragraph 11 will survive the termination of this agreement.

12.	Employees of the Business. Until the consummation of the transactions contemplated hereby, neither TRICCAR nor Frontier will solicit or recruit the employees of each other's businesses.

13.	Exclusive Dealing. It is understood Frontier is currently disposing of assets and shall continue to do so per requirements of Frontier to facilitate the transactions contemplated hereby. Until January 30, 2020, Frontier will not enter into any agreement, discussion, or negotiation with, or provide information to, or solicit, encourage, entertain or consider any inquiries or proposals from, any other corporation, fire or other person with respect to (a) the possible disposition of a material portion of the business of Frontier not already discussed with TRICCAR, or (b) any business combination involving Frontier, whether by way of merger, consolidation, share exchange or other transaction.

14.	Notices.

Any notice which any of the parties hereto may desire to serve upon any of the other parties hereto shall be in writing and shall be conclusively deemed to have been received by the party at its address, if mailed, postage prepaid, United States mail, registered, return receipt requested, to the following addresses:

If to Frontier	Frontier Oilfield Services, Inc.
220 Travis Street, Suite 501
Shreveport, LA 71101
Attn: Donald Ray Lawhorne

If to TRICCAR:	TRICCAR Holdings, Inc.
848 N. Rainbow Blvd., Suite 3254
Las Vegas, NV 89107
Attn: William M. Townsend

Copy to

Cutler Law Group, P.C.
6575 West Loop South, Suite 500
Bellaire, TX 77401
Attn: M. Richard Cutler

15.	Successors.

This Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives and successors and assigns of the parties.

16.	Choice of Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, and the parties submit to the exclusive jurisdiction of the courts of Nevada in respect of all disputes arising hereunder.

17.	Counterparts.

This Agreement may be signed in one or more counterparts, all of which taken together shall constitute an entire agreement.

18.	Public Announcement.

The parties shall make no public announcement concerning this agreement, their discussions or any other letters, memos or agreements between the parties relating to this agreement except upon mutual written consent. Either of the parties, but only after reasonable consultation with the other, may make disclosure if required under applicable law.

19.	Entire Agreement.

This Agreement sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement or the written statements, certificates, or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

20.	Costs and Expenses.

Except as otherwise specifically set forth herein, each party will bear its own attorneys, brokers, investment bankers, agents, and finders employed by, such party. The parties will indemnify each other against any claims, costs, losses, expenses or liabilities arising from any claim for commissions, finder's fees or other compensation in connection with the transactions contemplated herein which may be asserted by any person based on any agreement or arrangement for payment by the other party.

21.	Attorney’s Fees.

Should any action be commenced between the parties to this Agreement concerning the matters set forth in this Agreement or the right and duties of either in relation thereto, the prevailing party in such Action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its Attorney’s Fees and Costs.

22.	Finders.

Frontier represents and warrants that there are no finders or other parties which have represented Frontier in connection with this transaction which have not been previously provided with appropriate compensation. In the event any such finders make a claim for any fee, share issuance of other compensation in connection with the transactions contemplated hereby, they shall be the sole responsibility of Frontier. TRICCAR represents and warrants that there are no finders or other parties which have represented TRICCAR in connection with this transaction. In the event any such finders make a claim for any fee, share issuance of other compensation in connection with the transactions contemplated hereby, they shall be the sole responsibility of TRICCAR.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

For and on behalf of:	Frontier Oilfield Services, Inc.
a Texas corporation

	By:	/s/ Donald Ray Lawhorne
Donald Ray Lawhorne
Chief Executive Officer

For and on behalf of:	TRICCAR Holdings, Inc.

	By:	/s/ William M. Townsend
William M. Townsend
President and Chief Executive Officer